SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): May 29, 2015

WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2529 Virginia Beach Blvd., Suite 200
Virginia Beach, VA 23452
Registrant’s telephone number, including area code: (757) 627-9088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 29, 2015, the Registrant, through its wholly-owned subsidiary of Wheeler REIT, L.P. (the "Operating Partnership"), a Virginia limited partnership of which the Registrant is the sole general partner, entered into a second credit agreement ("Credit Agreement") with KeyBank National Association ("KeyBank") securing a $45 million revolving credit facility. The Credit Agreement has a term of three years. The Registrant and certain of its subsidiaries serve as guarantors under the Credit Agreement. The Credit Agreement includes a provision that under certain conditions allows for expansion of the facility to a maximum of $100 million through syndication with other lenders. At the option of the Operating Partnership, interest will accrue at the greatest of a rate of 30-day LIBOR plus a spread that ranges from 175 basis points to 250 basis points depending on the leverage ratio of the underlying collateral that secures the Credit Agreement, a base rate plus a spread that ranges from 75 basis points to 150 basis points over the greater of (a) the fluctuating annual rate of interest announced from time to time by KeyBank as its "prime rate", (b) one half of one percent (0.5%) above the federal funds effective rate announced by the Federal Reserve or (c) 1%, depending on the leverage ratio of the underlying collateral. The Credit Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 8.01 OTHER EVENTS.

On June 1, 2015, the Registrant issued a press release disclosing its entry into the Credit Agreement. This press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statement of businesses acquired.
Not applicable.

(b)	Pro forma financial information.
Not applicable.

(c)	Shell company transactions.
Not Applicable.

(d)	Exhibits.

10.1	Credit Agreement, dated May 29, 2015, between the Operating Partnership and KeyBank.
99.1	Press release dated June 1, 2015, announcing the Registrants' entry into the Credit Agreement with KeyBank.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Jon S. Wheeler
Jon S. Wheeler
Chairman and Chief Executive Officer
Dated: June 2, 2015

EXHIBIT INDEX

Number	Description of Exhibit
10.1	Credit Agreement, dated May 29, 2015, between the Operating Partnership and KeyBank.
99.1	Press release dated June 1, 2015, announcing the Registrant's entry into the Credit Agreement with KeyBank.